UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 17, 2014

VirnetX Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33852	77-0390628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

308 Dorla Court, Suite 206
Zephyr Cove, Nevada 89448
(Address of principal executive offices, including zip code)

(775) 548-1785
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Definitive Agreement.

On December 17, 2014, VirnetX, Inc. (“VirnetX”) a wholly owned subsidiary of VirnetX Holding Corporation, entered into an Amended Settlement and License Agreement with Microsoft Corporation (“Microsoft”).  The agreement amends and restates certain terms of the original Settlement and License Agreement, dated May 14, 2010, between VirnetX, Inc. and Microsoft Corporation. As a result of the agreement, the parties have settled their pending patent disputes.

Under the terms of the amended agreement, Microsoft has agreed to pay $23 million to VirnetX to settle the patent dispute and expand Microsoft’s license.  Under the amended agreement, Microsoft received a worldwide, irrevocable, nonexclusive, non-sublicensable, royalty-free, fully paid-up license to all of VirnetX’s patents. The parties also agreed to dismiss the patent infringement case brought by VirnetX against Microsoft before the U.S. District Court for the Eastern District of Texas and jointly move to terminate the pending inter partes review proceedings between Microsoft and VirnetX as to Microsoft.

On December 19, 2014, the Company issued a press release announcing the Microsoft Amended Settlement and License Agreement described in Item 8.01 hereto.  A copy of this press release is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release announcing Microsoft Amended Settlement and License Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRNETX HOLDING CORPORATION

Date: December 22, 2014	By:	/s/ Kendall Larsen
Kendall Larsen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release announcing Microsoft Amended Settlement and License Agreement.